Exhibit (e)(5)

SCHEDULE A

Amended and Restated as of February 1, 2017

List of Funds

Legg Mason Developed ex-US Diversified Core ETF

Legg Mason Emerging Markets Diversified Core ETF

Legg Mason US Diversified Core ETF

Legg Mason Low Volatility High Dividend ETF

Legg Mason International Low Volatility High Dividend ETF

Legg Mason Emerging Markets Low Volatility High Dividend ETF

Legg Mason Global Infrastructure ETF

ClearBridge All Cap Growth ETF

ClearBridge Large Cap Growth ESG ETF

ClearBridge Dividend Strategy ESG ETF